Exhibit 13(b)(v)

                                  SCHEDULE 3.1

             Amended Fee Schedule dated as of February 18, 2004, and
                    effective as of October 13, 2003, to the
             Transfer Agency Agreement dated as of October 13, 2003,
         between the Westcore Trust and ALPS Mutual Funds Services, Inc.

General:
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Fees are  billable  on a monthly  basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Fund Base Fee equals $12,000 per Portfolio. Open Account Fee is $15 per open account. Inactive Account Fee is $5 per inactive account1. Closed Account Fee is $0.50 per closed account2.

There will be no additional Annual Fund Base Fee for the addition of one class of shares for each Portfolio. Each additional class of shares for each Portfolio will be charged a $2,000 Annual Fund Base Fee plus the Open Account Fee as noted above.

1 An inactive account is an account with a zero balance that has had activity in the last eighteen months.

2 A closed account is an account with a zero balance that has not had activity in the last eighteen months.

IRA Fees:
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Annual fee of $10 per Account (as defined in Section 1.2(e) of this  Agreement),
$7 will be retained by the Transfer Agent and $3 will be paid to CSB by the Transfer Agent.



ALPS MUTUAL FUNDS SERVICES, INC.                WESTCORE TRUST

By: /s/ JEREMY O. MAY                           By: /s/ JEFFREY D. ADAMS
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Name: Jeremy O. May                             Name: Jeffrey D. Adams
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Title: Managing Director                        Title: President
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